Exhibit 99.1

USA Biomass Corporation
7314 Scout Drive
Bell Gardens, CA 90201-4904
Phone:  (562) 928.9900    Fax:  (562) 928.9932

NEWS RELEASE

FOR IMMEDIATE RELEASE

USA Biomass Corporation Files For Restructuring Under Chapter 11

        Bell Gardens, California December 8, 2000. USA Biomass Corporation (Nasdaq SmallCap: USBC), a “clean green” waste processing, waste transportation and recycling company, announced today that the Company and two of its affiliates, American Waste Transport, Inc. and American Greenwaste, Inc., will file voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California, Los Angeles Division. The Chapter 11 filings were made necessary by inadequate cash liquidity.

        Company President and C.E.O., Lance B. Jones, stated: “Although the Company has made efforts to cut expenses and improve revenue margins, the Company has concluded that it has no viable alternative but to seek a formal plan of reorganization under the bankruptcy laws. The purpose of the filing is to attempt to reorganize the Company so as to enable it to emerge in a better position that it is in today.”

        About USA Biomass Corporation

        USA Biomass, including its subsidiary American Waste Transport, currently handles over 10,000 tons per day of green waste and municipal solid waste, which it transports, under contract, for Waste Management and Allied Waste/BFI. The recycled green waste (including wood waste) is marketed to various end users for fertilizer, boiler fuel (for electricity generation) and other uses. USA Biomass common stock trades on the Nasdaq SmallCap under the symbol USBC.

        Web site: //http:www.usabiomass.com

For further information contact:
Lance B. Jones President & CEO, USA Biomass Corporation: 562-928-9900

        This press release contains forward looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this press release are “forward-looking statements” that involve a number of risks and uncertainties. The actual results of the Company could differ significantly from such statements due to factors including, but not limited to: risks related to its decision to voluntarily file under Chapter 11 of the bankruptcy laws; ability to operate successfully under a Chapter 11 proceeding; risks associated with the ability to profitably perform on its contracts; management of the Company’s growth; growth of the Company’s biomass business, general economic conditions; various conditions specific to the green waste processing industries; and factors discussed in the Company’ s annual report on Form 10-KSB for the fiscal year ended December 31, 1999 and quarterly reports on Form 10-QSB for the periods ended March 31, 2000; June 30, 2000 and September 30, 2000. The Company undertakes no obligation to update any forward-looking statements except as may be required by the Company’s disclosure obligations in filings made with the Securities and Exchange Commission.

SOURCE: USA Biomass Corporation

CO: USA Biomass Corporation

ST: California

IN: ENV FIN

SU: ERN

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